Exhibit 10.67

CONSULTING AGREEMENT

            This Consulting Agreement ("Agreement"), effective as of September 1, 2009 is made and entered into by and between JAMES C. MILLER (hereinafter referred to as the "Consultant"), and IDAHO POWER COMPANY, including its parent company, IDACORP, INC., and all of IDACORP, INC’s and IDAHO POWER COMPANY’s subsidiaries and/or affiliates (hereinafter collectively referred to as the “Company”).

WITNESSETH THAT

WHEREAS, the Consultant was formerly Senior Vice President – Power Supply with the Company; and

WHEREAS, the Company desires to retain the services of the Consultant; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and Consultant hereby agree as follows:

1.                  Term of Agreement.  The Company hereby retains the Consultant, and Consultant agrees to be so retained, on the terms and subject to the conditions set forth in this Agreement, commencing on September 1, 2009 (the "Effective Date"); and, unless sooner terminated pursuant to section 5, continuing until December 31, 2010 (the "Term of Agreement").

2.                  Services of Consultant.  The Consultant agrees to provide legal business consulting services that may be desired by the Company from time to time during the Term of Agreement including, without limitation, offering advice related to the Company’s power supply function, corporate strategy or history, and general business matters.  Consultant agrees to meet with LaMont Keen, President and Chief Executive Officer, or if mutually agreed, any other designee of the Company, to discuss issues or answer questions regarding the Company's power supply function and/or business matters upon reasonable notice at a meeting place mutually agreed by the Company and Consultant.  The Consultant will, to the best of his ability, make himself available to the Company and assist the Company to the extent practicable with its business initiatives through the Term of Agreement.  The Company agrees that it will not unduly interfere with any other gainful employment that may be obtained by Executive.  The Company further agrees that Consultant will be reimbursed for any reasonable expenses associated with travel to and attendance at such meetings in accordance with section 3 of the Agreement.

CONSULTING AGREEMENT - MILLER                                                                                       1 of 5

3.                  Fees and Expenses.  In consideration for the services to be provided by the Consultant hereunder, the Company shall, during the Term of Agreement, pay Consultant a retainer of $6,418.27 per month, payable within 15 days following each month during the Term of Agreement, in exchange for which Consultant agrees to provide up to 20 hours of service per month (“Retained Services”).  The Consultant shall also be entitled to reimbursement of reasonable expenses associated with the Consultant's provision of services during the Term of Agreement pursuant to this Agreement, provided such expenses are approved in advance in writing by the Company.

4.                  Independent Contractor Status; No Participation in Benefit Plans.  Consultant shall be an independent contractor and as such shall not have any authority to bind or commit the Company.  The Consultant and the Company agree that Consultant is self-employed and will be responsible for all taxes, self-employment taxes and income taxes.  Other than accrued and vested benefits to which Consultant is entitled by virtue of his former employment by the Company and with respect to group health benefits coverage if COBRA continuation coverage is elected, the Consultant shall not participate in any Company employee benefit plans, including, but not limited to the Retirement Plan of Idaho Power Company, the Security Plan for Senior Management Employees I and the Security Plan for Senior Management Employees II.  The Company shall not withhold taxes from any payments under this Agreement.

5.                  Termination of Agreement for Cause.  The Company may terminate the Agreement during the Term of Agreement at any time for Cause.  For purposes of this Agreement, "Cause" means conduct amounting to: (1) fraud or dishonesty against the Company, (2) willful misconduct, or committing a knowing violation of the law in the course of the performance of Consultant's duties, (3) a conviction or plea of guilty or nolo contendere to a felony or crime involving dishonesty, (4) any statement, which is not truthful or for which Executive lacks a factual basis which, by itself, may significantly or substantially damage the reputation of the Company or any of its employees or officers, (5) the Consultant fails to provide the services specified by this Agreement or otherwise commits a material breach or material violation of the terms of this Agreement, and (6) death, or disability of Consultant which renders Consultant unable to perform consulting duties under this agreement.  Upon termination of this Agreement for any reason, Consultant will cease all work and shall promptly provide to the Company any materials that may have been provided to Consultant in connection with this Agreement and all work product and files developed by Consultant under this Agreement.

6.                  Successors.

(a)                Assignment of Agreement.  This Agreement is personal to the Consultant and, without the prior written consent of the Company, shall not be assignable by the Consultant.

(b)               Successors of the Company.  No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor that executes and delivers the agreement provided for in this section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

CONSULTING AGREEMENT - MILLER                                                                                       2 of 5

7.                  Miscellaneous.

(a)                Governing Law and Captions.  This Agreement shall be governed by, and construed in accordance with, the laws of Idaho without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)               Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery or by facsimile (provided confirmation of receipt of such facsimile is received) to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by Federal Express or other nationally-recognized overnight courier that requires signatures of recipients upon delivery and provides tracking services, addressed as follows:

If to the Consultant:
James C. Miller
1002 N. Wind Weaver Place
Eagle, Idaho 83616

If to the Company:

J. LaMont Keen
President and Chief Executive Officer
IDACORP, Inc.
1221 W. Idaho Street
Boise, Idaho 83702

With a copy to:

Mary Gray
Paralegal II
Idaho Power Company
1221 W. Idaho Street
Boise, Idaho 83702

or to such other address as either party furnishes to the other in writing in accordance with this subsection 7(b).  Notices and communications shall be effective when actually received by the addressee.

(c)                Amendment.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

CONSULTING AGREEMENT - MILLER                                                                                       3 of 5

(d)               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(e)                Waiver.  The Consultant's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)                Entire Understanding; Counterparts.  The Consultant and the Company acknowledge that this Agreement supersedes and terminates any other agreements between the Consultant (in his role as Consultant, but not with regard to his previous role as employee) and the Company.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterpart shall constitute but one and the same instrument.

(g)               Rights and Benefits Unsecured.  The rights and benefits of the Consultant under this Agreement may not be anticipated, assigned, alienated, or subject to attachment, garnishment, levy, execution, or other legal or equitable process except as required by law.  Any attempts by the Consultant to anticipate, alienate, assign, sell, transfer, pledge or encumber the same shall be void.  Payments hereunder shall not be considered assets of the Consultant in the event of insolvency or bankruptcy.

(h)               Noncontravention.  The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party.

(i)                 Section and Subsection Headings.  The section and subsection headings in this Agreement are for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

(j)                 Section 409A.  The fees provided pursuant to this Agreement should not constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A").  However, to the extent it is determined that any such fees constitute deferred compensation for purposes of Section 409A, each monthly payment of fees shall be treated as a separate payment for purposes of Section 409A.  All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A, including the requirement that (i) any reimbursement shall be only for expenses incurred during the time period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made not later than the last day of the calendar year following the calendar year in which such expense was incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

CONSULTING AGREEMENT - MILLER                                                                                       4 of 5

8.         Confidentiality.

a.         Confidential Information.  All information which the Company discloses to the Consultant that is deemed to be Confidential Information, will be protected under the terms of this Agreement; provided, in the case of tangible information, such information is marked with a legend or writing, stating that it is Confidential Information, or with a similar marking, and in the case of orally, visually, or electronically disclosed information, such information is orally identified at the time of initial disclosure as being Confidential Information or with a similar identification and followed within thirty (30) days by a written notice setting forth a brief description of the information and confirming the Confidential Information classification.  All tangible, oral, visual, and electronic information disclosed in accordance with the terms of this paragraph shall hereinafter be referred to as “Confidential Information”.

b.         Protection of Confidential Information.  During the Term of Agreement and for a period of three (3) years after its expiration, the Consultant will safeguard said Confidential Information with the same degree of care as it exercises over its own Confidential Information, but in no event less than reasonable care.

c.         Exceptions.  Confidential Information will not be deemed to include information which,  (i) at the time of disclosure to the Consultant is generally available to the public or thereafter, without any fault of the Consultant, becomes generally available to the public by publication or otherwise, or which becomes general knowledge; or (ii) was in the possession of the Consultant prior to its disclosure by the disclosing Party; or (iii) was independently made known without restriction to the Consultant by a third party not under any obligation of secrecy or confidentiality to the disclosing Party; or (iv) was developed by the Consultant independently from the Confidential Information disclosed to it by the disclosing Party.

IN WITNESS WHEREOF, the Consultant has hereunto set the Consultant's hand and the Company has caused this Agreement to be executed, all as of the day and year first above written.

COMPANY

By:	/s/ J. LaMont Keen
J. LaMont Keen
President & Chief Executive Officer

Date:	August 31, 2009

CONSULTANT

By:	/s/ James C. Miller
James C. Miller

Date:	August 31, 2009

CONSULTING AGREEMENT - MILLER                                                                                       5 of 5